Exhibit 10.4

                       AZTAR CORPORATION
              2390 East Camelback Road, Suite 400
                    Phoenix, Arizona 85016





                         July 6, 1995



Mr. Meridith P. Sipek
Controller
Aztar Corporation
2390 East Camelback Road, Suite 400
Phoenix, Arizona 85016

Dear Mr. Sipek:

            Aztar Corporation (the "Corporation") is the successor to Ramada Inc. ("Ramada") and was incorporated as part of a restructuring of Ramada (the "Restructuring") in June 1989. Pursuant to the Restructuring, (i) Ramada sold its hotel and restaurant businesses; (ii) the Corporation was formed to operate Ramada's gaming business; and (iii) Ramada's shareholders received, among other things, stock of the Corporation so that they retained their interest in Ramada's gaming business. The Corporation has, as part of the Restructuring, assumed certain assets and liabilities related to Ramada's gaming business, including Ramada's obligations under that certain letter agreement, dated March 9, 1988 between you and Ramada, as amended (the "Prior Severance Agreement").

            The Corporation considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. The Corporation's Board of Directors (the "Board") recognizes that uncertainty and questions regarding certain of your severance benefits could result in your departure or distraction which could be detrimental to the Corporation and its stockholders. Therefore, the Board has decided to reinforce and encourage the continued attention and dedication of members of the Corporation's management, including yourself, to their assigned duties without distraction arising from uncertainty in their severance benefits.

            In order to induce you to remain in its employ, the Corporation desires to amend and restate the Prior Severance Agreement in their entirety and hereby agrees that after this letter agreement (this "Severance Agreement") has been fully executed, in the event of a Qualifying Termination (as defined in Section 2), you shall receive the severance benefits set forth in this Severance Agreement. Upon the full execution of this Severance Agreement, the Prior Severance Agreement shall terminate and be of no further effect.

            1.    Term of Severance Agreement.  This Severance
Agreement shall commence on July 6, 1995 (the "Effective Date") and shall continue in effect through the December 31, 2002 (the "Term"); provided, however, that (i) commencing on January 1, 1996, and each January 1 thereafter, the Term shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Corporation shall have given notice that the Term shall not be extended, and (ii) the Corporation's obligations under Section 7 shall survive the expiration of the Term. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Term extend beyond the end of the calendar month in which your 65th birthday occurs.

            2. Eligibility for Benefits. None of the Benefits set forth in Section 7 shall be payable under this Severance Agreement unless and until a Qualifying Termination (as defined below) occurs. As used in this Severance Agreement, the term "Qualifying Termination" means the termination of your employment with the Corporation that is either (i) by the Corporation Without Cause (as defined in Section 3), or (ii) by you for Good Reason (as defined in Section 4).

            3.    Without Cause.  For purposes of this Severance
Agreement, a termination by the Corporation "Without Cause" shall mean any termination by the Corporation of your employment other than (i) a termination by the Corporation for Cause (as defined in Section 3.1), (ii) a termination because of your Disability (as defined in Section 3.2), or (iii) a termination due because of your death or retirement.

                  3.1 For purposes of this Severance Agreement, a termination for "Cause" shall occur if and when the Corporation terminates your employment due to (i) your willful and continued failure to substantially perform your duties with the Corporation (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after your issuance of a Notice of Termination (as defined in Section 5.1) for Good Reason) after the Board delivers to you a written demand for substantial performance, which demand specifically identifies the manner in which the Board believes that you has not substantially performed your duties, (ii) your willful participation in conduct that is demonstrably and materially injurious to the Corporation, monetarily or otherwise, or (iii) there being substantial evidence that you are guilty of a crime classified as a felony (or the equivalent thereof) under applicable law, or that you have been convicted of such a crime. For purposes of this Section 3.2, no act, or failure to act, by you shall be deemed "willful" unless you take, or fail to take, such action not in good faith. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until a copy of a resolution of the Board has been delivered to you. Such resolution shall be duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the Board's good faith opinion you were guilty of conduct set forth above in this Section 3.1 and specifying the particulars thereof in reasonable detail.

                  3.2 For purposes of this Severance Agreement, a termination due to your "Disability" shall occur if, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Corporation for six (6) consecutive months, and within thirty (30) days after written Notice of Termination is given you shall not have returned to the full-time performance of your duties.

            4.    Good Reason.  For purposes of this Severance
Agreement, a termination by you for "Good Reason" shall mean any termination by you of your employment with the Corporation that follows the occurrence, without your express written consent, of any of the circumstances set forth below unless, in the case of Sections 4.1, 4.5, 4.6, 4.7, 4.8 or 4.9, such circumstances are fully corrected prior to the Date of Termination (as defined in Section 5.2) specified in the Notice of Termination given in respect thereof.

                  4.1 The Corporation's assignment to you of any duties that are inconsistent with your position with the Corporation, or a significant adverse alteration in the nature or status of your responsibilities or the conditions of your employment from those in effect as of the Effective Date.

                  4.2 The Corporation's reduction of your base salary as such base salary may have been increased from time to time, except for across-the-board salary reductions similarly affecting all management personnel of the Corporation and all management personnel of any Person (as defined below) that controls the Corporation. For purposes of this Severance Agreement, the term "Person" is used as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided, however, that unless this Severance Agreement provides to the contrary, the term shall not include the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.

                  4.3 The relocation of the Corporation's offices at which you are principally employed as of the Effective Date to a location more than 25 miles from such location or the Corporation's requiring you to be based anywhere other than the Corporation's offices at such location, except for required travel on the Corporation's business to an extent substantially consistent with your business travel obligations as of the Effective Date.

                  4.4 The Corporation's failure to pay you any portion of your current compensation or to pay you any portion of an installment of deferred compensation to which you are entitled under any of the Corporation's deferred compensation programs within seven (7) days of the date such compensation is due.

                  4.5 The Corporation's failure to continue in effect any material compensation or benefit plan in which you participate as of the Effective Date, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the Corporation's failure to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed as of the Effective Date.

                  4.6   The Corporation's failure to continue
to provide you with benefits substantially similar to those enjoyed by you under any of the Corporation's life insurance, medical, health and accident, or disability plans in which you were participating as of the Effective Date, the taking of any action by the Corporation which would directly or indirectly materially reduce any of such benefits, or the failure by the Corporation to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Corporation in accordance with the Corporation's normal vacation policy in effect as of the Effective Date.

                  4.7   The Corporation's failure to obtain a
satisfactory agreement from any successor to assume and agree to perform this Severance Agreement, as contemplated in Section 12.6.

                  4.8   Any purported termination of your
employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 5.1 hereof (and, if applicable, the requirements of Section 3.1 hereof), which purported termination shall not be effective for purposes of this Severance Agreement.

                  4.9 If, after you have given written notice of objection, you continue to be subject to harassing or denigrating treatment that is inconsistent with your position with the Corporation.

Your right to terminate your employment pursuant to this Section 4 shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

            5.    Notice of Termination; Date of Termination.

                  5.1   Any purported termination of your
employment (other than termination due to death) by you or by the Corporation shall be communicated by written Notice of Termination (as defined below) to the other party hereto in accordance with Section 12.7. For purposes of this Severance Agreement, "Notice of Termination" shall mean a notice that indicates the specific reason for termination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

                  5.2   For purposes of this Severance Agreement,
"Date of Termination" shall mean (i) if your employment is terminated due to your death, the date of your death; and (b) otherwise, the date specified in the Notice of Termination (which, in the case of a termination for Cause or Disability shall not be less than thirty (30) days from the date the Notice of Termination is given, and in the case of a termination for Good Reason shall not be less than fifteen (15) nor more than sixty (60) days from the date the Notice of Termination is given). Notwithstanding anything to the contrary contained in this Section 5.2, if within fifteen (15) days after any Notice of Termination (with respect to a termination for Cause, Disability or Good Reason) is given the party re-ceiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, then the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, or as set forth in Section 10; provided, however, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.

            6. Compensation after Termination for Cause or other than for Good Reason and during Disability.

                  6.1 If your employment is terminated by the Corporation for Cause or by you other than for Good Reason, the Corporation shall pay you your full base salary, when due, through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are then entitled under any of the Corporation's compensation plans at the time such payments are due, and the Corporation shall have no further obligations to you under this Severance Agreement or any other agreement.

                  6.2 During any period during which you fail to perform your full-time duties with the Corporation as a result of incapacity due to physical or mental illness, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all compensation payable to you under the Corpora-tion's disability plan or program or other similar plan during such period, until you employment is terminated for Disability (as provided in Section 3.2). Thereafter, or in the event your employment is terminated by reason of your death, your benefits shall be determined under the Corporation's retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

            7.    Compensation After Qualifying Termination.

                  7.1 If a Qualifying Termination occurs, then you shall be entitled to the benefits provided below:

                  i) the Corporation shall pay your full base salary, when due, through the Date of Termination at the rate in effect at the time Notice of Termination is given, at the time specified in Section 7.2, plus all other amounts to which you are entitled under any of the Corporation's compensation plans at the time such payments are due;

                  ii) in lieu of any further salary or other pay-ments to you under any agreement for periods subsequent to the Date of Termination, the Corporation shall pay as severance pay to you, at the time specified in Section 7.2, a lump sum severance payment (together with the payments provided in Sections 7.1(iii) and 7.1(iv) below, the "Severance Payments") equal to 100% of your base salary as in effect as of the Date of Termination and 100% of the average of the annual bonuses awarded to you pursuant to the Corporation's performance bonus plan (the "Bonus Plan"), or any successor bonus plan thereto, with respect to the three (3) fiscal years (or your total years of employment with the Corporation, if less than three (3)) preceding the Date of Termination;

                  iii)  notwithstanding any provisions of the
      Corporation's stock option and incentive plans, or other similar plans, the restricted period with respect to any restricted stock granted to you thereunder shall lapse and such shares shall be distributed to you at the time specified in Section 7.2;

                  iv) in lieu of shares of common stock of the Corporation ("Common Shares") issuable upon exercise of outstanding options ("Options"), if any, granted to you under any of the Corporation's stock option plans, incentive plans or other similar plans, (which Options shall be cancelled upon the making of the payment referred to below), the Corporation shall pay to you, at the time specified in Section 7.2, an amount in cash equal to the product of (a) the excess of, in the case of an "incentive stock option" (as defined in section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) granted after the date hereof, the closing price of Common Shares as reported on the New York Stock Exchange on or nearest the Date of Termination (or, if not listed on such exchange, on a nationally recognized exchange or quotation system on which trading volume in the Common Shares is highest) and, in the case of all other Options, the higher of such closing price or the highest per share price for Common Shares actually paid in connection with any merger, reorganization or other acquisition of all or substantially all of the Corporation's common stock, over the per share option price of each Option held by you (whether or not then fully exercisable), and (b) the number of Common Shares covered by each such Option;

                  v) the Corporation shall pay to you all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Severance Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder); and

                  vi) for a twenty-four (24) month period after such termination, the Corporation shall arrange to provide you with life, disability, accident and group health insurance benefits substantially similar to those that you were receiving immediately prior to the Notice of Termination. Benefits otherwise receivable by you pursuant to this Section 7.1(vi) shall be reduced to the extent you actually receive comparable benefits during the - twenty-four (24) month period following your termination, and any such benefits actually received by you shall be reported to the Corporation.

                  7.2 The payments provided for in Sections 7.1(i), shall be made not later than the fifth day following the Date of Termination. The payments provided for in Sections 7.1(ii), 7.1(iii) and 7.1(iv), shall be made not later than the thirtieth day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Corporation shall pay to you on such day an estimate, as determined in good faith by the Corporation, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments ex-ceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Corporation to you, payable on the fifth day after demand by the Corporation (together with interest at the rate provided in section 1274(b)(2)(B) of the Code).

                  7.3 You shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise nor, except as provided in Section 7.1(vi) hereof, shall the amount of any payment or benefit provided for by this Section 7 be reduced by any compensation you earn as the result of employment by another employer, by any income from self employment, by retirement benefits, by offset against any amount claimed to be owed by you to the Corporation, or otherwise.

                  7.4 Notwithstanding anything to the contrary contained in this Agreement, if by reason of section 280G of the Code any payment or benefit received or to be received by you in connection with the termination of your employment (whether payable pursuant to the terms of this Agreement ("Contract Payments") or any other plan, arrangements or agreement with the Corporation or an Affiliate (as defined below) (collectively with the Contract Payments, "Total Pay-ments") would not be deductible (in whole or part) by the Corporation, an Affiliate or other person making such payment or providing such benefit, then the Severance Payments shall be reduced (to zero if necessary) and, if Severance Payments are reduced to zero, other Contract Payments shall be reduced (to zero if necessary) and, if Contract Payments are reduced to zero, other Total Payments shall be reduced (to zero if necessary) until no portion of the Total Payments is not deductible by reason of section 280G of the Code. For purposes of this limitation, (a) no portion of the Total Payments the receipt or enjoyment of which you shall have effectively waived in writing prior to the date of payment of the Severance Payments shall be taken into account; (b) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Corporation's independent auditors and acceptable to you does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code (without regard to subsection (A)(ii) thereof); (c) the Severance Payments (and, thereafter, other Contract Payments and other Total Payments) shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (i) and (ii) of Section 7.1) in their entirety constitute reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code, in the opinion of the tax counsel referred to in clause (b), and
(d) the value of any noncash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Corporation's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of this Section 7.4, the term "Affiliate" means the Corporation's successors or any Person or corporation affiliated (or which shall become affiliated) with the Corpo-ration within the meaning of section 1504 of the Code.

            8. Designated Beneficiary. In the event of your death while amounts remain payable to you under this Severance Agreement, such payments (other than the right to continuation of welfare benefits) shall thereafter be made to such person or persons as you may specifically designate (successively or contingently) to receive payments under this Severance Agreement following your death by filing a written beneficiary designation with the Corporation during your lifetime. Such beneficiary designation shall be in such form as may be prescribed by the Corporation and may be amended from time to time or may be revoked by you pursuant to written instruments filed with the Corporation during your lifetime. Beneficiaries you designate may be any natural or legal person or persons, including a fiduciary, such as a trustee or a trust or the legal representative of an estate. Unless otherwise provided by the beneficiary designation you file, if all of the persons so designated die before you or there is an occurrence of a contingency not contemplated in such beneficiary designation, then the amounts payable under this Severance Agreement shall be paid to your estate.

            9. Taxes. All payments to be made to you under this Severance Agreement shall be subject to any applicable withholding of federal, state and local income and employment taxes.

            10.   Arbitration; Dispute Resolution.

                  10.1 Arbitration Procedure. Any disagreement, dispute, controversy or claim arising out of or relating to this Severance Agreement or the interpretation of this Severance Agreement or any arrangements relating to this Severance Agreement or contemplated in this Severance Agreement or the breach, termination or invalidity thereof shall be settled by arbitration in accordance with the Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") (except as otherwise provided in this Severance Agreement) in Phoenix, Arizona. The arbitral tribunal shall consist of one arbitrator. In making any decision, the arbitrator shall apply and follow the substantive law of Arizona without reference to the conflicts of law provisions thereof. The parties to the arbitration jointly shall directly appoint such arbitrator within thirty (30) days of initiation of arbitration. If the parties fail to appoint such arbitrator as provided above, such arbitrator shall be appointed by the AAA as provided in the Arbitration Rules. You and the Corporation each agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof. The Corporation shall pay all fees and expenses of the Arbitrator regardless of the result and shall provide all witnesses and evidence you reasonably require to present your case. The Corporation shall pay to you all reasonable arbitration expenses and legal fees incurred in seeking to obtain or enforce any right or benefit provided by this Severance Agreement (whether or not you are successful in obtaining or enforcing such right or benefit). Such payments shall be made within five (5) days after your request for payment accompanied with such evidence of fees and expenses incurred as the Corporation may reasonably require.

                  10.2  Compensation During Dispute.  Your
compensation during any disagreement, dispute, controversy or claim arising out of or relating to this Severance Agreement or the interpretation of this Severance Agreement shall be as set forth below.

                        (i)   If a purported termination by you for
      Good Reason occurs or is deemed to occur and during the Term, and such termination is disputed in accordance with Sections 5.2 and 10 of this Severance Agreement, the Corporation shall continue to pay you the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Section
      10. Amounts paid under this Section 10.2(i) are in addition to all other amounts due under this Severance Agreement and shall not be offset against or reduce any other amounts due under this Severance Agreement. You agree to remain in the employ of the Corporation during the resolution of the dispute and to continue to provide services unless your employment is terminated earlier by Disability, death or retirement, or by action of the Corporation. If the dispute is resolved by a determination that you did not have Good Reason, this Severance Agreement, in accordance with its terms, shall continue to apply to the circumstances of your employment by the Corporation and any termination thereof.

                        (ii)  If there is a termination by the
      Corporation followed by a dispute as to whether you are entitled to the payments and other benefits provided under this Severance Agreement, then, during the period of that dispute the Corporation shall pay you fifty percent (50%) of the amount specified in Sections 7.1(i) and 7.1(ii), and the Corporation shall provide you with the other benefits provided in Section 7.1, if, but only if, you agree in writing that if the dispute is resolved against you, you shall promptly refund to the Corporation all payments you received under Sections 7.1(i) and 7.1(ii) of this Severance Agreement plus interest at the rate provided in section 1274(d) of the Code, compounded quarterly. If the dispute is resolved in your favor, promptly after resolution of the dispute the Corporation shall pay you the sum that was withheld during the period of the dispute plus interest at the rate provided in section 1274(d) of the Code, compounded quarterly.

            11. No Offset - No Mitigation. you shall not be required to mitigate damages under this Severance Agreement by seeking other employment or otherwise. Except as provided in Section 7.1(vi), no amount of any payment or benefit provided for in this Severance
Agreement shall be reduced by any compensation you earn as the result of employment by another employer, by any income from self employment, by retirement benefits, by offset against any amount claimed to be owed by you to the Corporation, or otherwise.

            12. General. This Severance Agreement shall also be subject to the following Provisions:

                  12.1 You represent and warrant that you have the authorization, power and right to deliver, execute, and fully perform your obligations under this Severance Agreement in accordance with its terms. The Corporation represents and warrants that it has the authorization, power and right to deliver, execute, and fully perform its obligations under this Severance Agreement in accordance with its terms.

                  12.2 This Severance Agreement contains a complete statement of all the arrangements between you and the Corporation with respect to the subject matter hereof, this Severance Agreement supersedes all prior and existing negotiations and agreements (including, without limitation, the Prior Severance Agreement) between the you and the Corporation concerning the benefits to which you are entitled upon your termination for Good Reason, for Cause or Without Cause, and this Severance Agreement can only be changed or modified pursuant to a written instrument duly executed by each of you and the Corporation.

                  12.3 If any provision of this Severance Agreement or any portion thereof is declared invalid, illegal, or incapable of being enforced by any court of competent jurisdiction, the remainder of such provisions and all of the remaining provisions of this Severance
Agreement shall continue in full force and effect.

                  12.4 This Severance Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona (without reference to the conflicts of laws provisions thereof), except to the extent governed by federal law.

                  12.5  The Corporation may assign this Severance
Agreement to any direct or indirect subsidiary or parent of the Corporation or joint venture in which the Corporation has an interest and this Severance Agreement shall be binding upon and inure to the benefit of such successors and assigns. Except as specifically provided herein, you may not sell, transfer, assign, or pledge any of your rights or interests pursuant to this Severance Agreement without the express prior written consent of the Corporation, which consent may be given or withheld in the Corporation's sole and absolute discretion.

                  12.6  The Corporation shall require any successor
(whether direct or indirect, by purchase, merger, consolidation or other-wise) to all or substantially all of its business and/or assets to expressly assume and agree to perform this Severance Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Severance Agreement and shall entitle you to compensation from the Corporation in the same amount and on the same terms to which you would be entitled hereunder if you were to terminate your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Severance Agreement, "Corporation" shall mean the Corporation as previously defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Severance Agreement by operation of law, or otherwise.

                  12.7 For the purpose of this Severance Agreement, notices and all other communications provided for in this Severance Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed (if to you) to the address set forth below under your signature (or if to the Corporation) to the Corporation's principal corporate offices and directed to the attention of the Board with a copy to the Corporation's Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                  12.8 Section captions and headings in this Severance Agreement are included herein for convenience of reference only and shall not constitute a part of this Severance Agreement for any other purpose.

                  12.9 Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

                  12.10 This Severance Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

            If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed copy of this letter, which shall then constitute our agreement on this subject.

                                    Sincerely,

                                    AZTAR CORPORATION



                                    By PAUL E. RUBELI
                                    Paul E. Rubeli
                                    Chairman of the Board,
                                    President and
                                          Chief Executive Officer


Agreed to this 24th day
of July 1995.

MERIDITH P. SIPEK
Meridith P. Sipek

Address:    Mr. Meridith P. Sipek
            Controller
            c/o Aztar Corporation
            2390 East Camelback Road, Suite 400
            Phoenix, Arizona  85016